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                                        EXHIBIT 10(AO)

FOR IMMEDIATE RELEASE             INVACARE CONTACTS:

                                  Media Inquiries:
                                  Kathy Obert of Edward Howard & Co.
                                  (216) 781-2400

                                  Investor Inquiries:
                                  Tom Miklich of Invacare Corporation
                                  (216) 329-6111

                                          or

                                  HOMEDCO CONTACT:

                                  Suki Shattuck of Homedco
                                  (714) 755-5600, ext. 252

INVACARE OBTAINS CONTRACT
TO PROVIDE OXYGEN CONCENTRATORS TO HOMEDCO

Agreement Represents Largest in Company History


ELYRIA, Ohio, March 15, 1995 - Invacare Corporation, (NASDAQ:IVCR), the world's leading manufacturer and distributor of home medical equipment, today announced that it has been awarded a multi-year contract to be the primary supplier of oxygen concentrators to Homedco Group Inc. (NASDAQ:HOME), a leading provider of home health care services with 240 branch locations in 45 states. The contract is the largest ever received in Invacare's history.

   A. Malachi Mixon, III chairman, president and chief executive officer of Invacare Corporation, said that the company and Homedco have enjoyed an excellent partnership relationship for many years. Invacare is already
Homedco's principal supplier of other home medical equipment products, such as patient aids, standard wheelchairs and home care beds.

         "Needless to say, we are delighted with the continuing confidence that Homedco has placed in Invacare," Mixon said. "It is especially gratifying to be selected as the oxygen concentrator provider to a great company like Homedco."

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         A number of quality manufacturers were considered for the Homedco oxygen concentrator contract. Jeremy M. Jones, chairman and chief executive officer of Homedco said that Invacare's Mobilaire oxygen concentrators were voted by Homedco's field operations as the product with the overall best combination of quality, performance, reliability and service. Oxygen concentrators remove nitrogen from room air to deliver a higher purity of oxygen to home respiratory patients.

         Invacare Corporation, based in Elyria, Ohio, is the world's leading manufacturer and distributor of home medical equipment. The company has plants in the U.S., Canada, Mexico, New Zealand, Germany, France, and the United Kingdom. Products are distributed worldwide through more than 10,000 dealer locations. Invacare had sales of $411.1 million for its fiscal year ended December 31, 1994.

         Homedco Group Inc., based in Fountain Valley, California, is a leading integrated provider of home health care services, offering home respiratory therapy, home infusion therapy, and home medical equipment. Earlier this month, Homedco and Abbey Healthcare Group (NASDAQ:ABBY) announced a merger which, when completed, will result in the nation's largest fully integrated provider of home care goods and services. Homedco had revenues of $523.5 million for its fiscal year ended September 30, 1994.

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